Exhibit 10.2

EXECUTION COPY

AMENDMENT NO. 4

AMENDMENT NO. 4 dated as of November 9, 2010 (“Amendment No. 4”) to the Credit Agreement dated as of February 9, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Spansion LLC, a Delaware limited liability company (the “Borrower”), Spansion Inc., a Delaware corporation (“Holdings”), Spansion Technology LLC, a Delaware limited liability company (“Spansion Technology” and together with Holdings, the “Guarantors”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Barclays Bank PLC, as Administrative Agent (“Administrative Agent”), Collateral Agent (“Collateral Agent”) and Documentation Agent, Barclays Capital, as Joint Lead Arranger and Joint Book Runner, and Morgan Stanley Senior Funding, Inc., as Joint Lead Arranger, Joint Book Runner and Syndication Agent and Amendment No. 1 to the Pledge and Security Agreement dated as of May 10, 2010 (as amended, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”) among Holdings, Spansion Technology, the Borrower, certain of their subsidiaries party thereto, and Collateral Agent.

The Borrower, the Guarantors, the Lenders party hereto and the Administrative Agent wish to amend, in certain respects, the Credit Agreement and the Pledge and Security Agreement and accordingly the parties hereto hereby agree as follows:

Section 1. Definitions. Capitalized terms used in this Amendment No. 4 and not otherwise defined are used herein as defined in the Credit Agreement (as amended hereby).

Section 2. Amendments to the Credit Agreement. Effective as of the Amendment No. 4 Effective Date (as defined in Section 7 hereof), the Credit Agreement shall be amended as follows:

2.01. Definitions, etc.

A. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder,” “hereby,” “herein,” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.

B. Section 1.01 of the Credit Agreement is hereby amended by amending the following definitions (to the extent already included in said Section 1.01) and inserting the following definitions in the appropriate alphabetical location (to the extent not already included in said Section 1.01):

“Amendment No. 4” means Amendment No. 4 to this Agreement dated as of November 9, 2010.

“Amendment No. 4 Effective Date” means the date as of which Amendment No. 4 shall become effective pursuant to Section 7 thereof.

“Applicable Rate” means 3.75% per annum for any Base Rate Loan and 4.75% per annum for any Eurodollar Rate Loan; provided that (x) subject to clause (y), if and when the Borrower has been assigned a Debt Rating of at least “B2” by Moody’s and “B” by S&P (in each case with a stable or better outlook), the Applicable Margin shall be decreased to 3.50% per annum for any Base Rate Loan and 4.50% per annum for any Eurodollar Rate Loan, and (y) if and when the Borrower has been assigned a Debt Rating of “B1” by Moody’s and “B+” by S&P (in each case with a stable or better outlook), the Applicable Margin shall be decreased to 3.25% per annum for any Base Rate Loan and 4.25% per annum for any Eurodollar Rate Loan.

“Available Amount” means the sum of the aggregate cumulative amount, not less than zero, of (a) Excess Cash Flow for all full fiscal years ending after the Amendment No. 4 Effective Date that is not required to be applied to the prepayment of the Loans pursuant to Section 2.03(b)(i), plus (b) the Net Cash Proceeds received after the Amendment No. 4 Effective Date from the issuance and sale of Equity Interests (other than Disqualified Capital Stock) or the fair market value of any assets or property contributed to the Borrower, minus (c) the sum of the aggregate amount of (i) Investments made after the Amendment No. 4 Effective Date using the Available Amount pursuant to Section 7.03(k)(ii) and (ii) Restricted Payments made after the Amendment No. 4 Effective Date using the Available Amount pursuant to Section 7.06(l)(ii).

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus  1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the Reuters Screen RTRTSY1 Page (or such other comparable publicly available page as may, in the reasonable opinion of the Administrative Agent after notice to the Borrower, replace such page for the purpose of displaying such rate if such rate no longer appears on the Reuters Screen RTRTSY1 Page), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively. Notwithstanding the foregoing, if the rate described in the preceding sentence would be less than 2.75%, then the “Base Rate” will be deemed to be 2.75%.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully and unconditionally guaranteed or insured as to interest and principal by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided, that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the Laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the Laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (ii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) and (b) of this definition;

(d) repurchase obligations with a term of not more than 30 days for underlying securities of the type described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b)(ii) above;

(e) United States Dollars or euros;

(f) any money market fund at least ninety-five percent (95%) of the assets of which are invested continuously in the types of investments referred to in clauses (a) through (e) above; and

(g) in case of a foreign Subsidiary, substantially similar investments to those referred in clauses (a) through (f) above, of comparable credit quality (taking into account the jurisdictions where such foreign Subsidiary is in business), denominated in the currency of any jurisdiction in which such Person conducts business.

“Consolidated Total Assets” of any Person as of any date means the consolidated total assets of such Person and its subsidiaries prepared as of such date in accordance with GAAP.

“Eurodollar Rate” means with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Page LIBOR01 as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Page LIBOR01 (or otherwise on the Reuters screen), the “Eurodollar Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying LIBOR rates as may be reasonably selected by the Administrative Agent. Notwithstanding the foregoing, if the rate described in the preceding sentence would be less than 1.75%, then the “Eurodollar Rate” will be deemed to be 1.75%.

“Extraordinary Receipts” means any Net Cash Proceeds received by or paid to or for the account of Holdings or any of it Subsidiaries not in the ordinary course of business; provided, that the following shall not constitute Extraordinary Receipts: (i) proceeds from Dispositions of property by any Loan Party and (ii) proceeds received by any Loan Party as a result of the exercise of the Put Option.

“Japanese Restructuring” means changing the Japanese Receivables Subsidiary from a Japanese Subsidiary of the Borrower to a new Domestic Subsidiary of the Borrower and the use of a new Subsidiary for materials procurement purposes and the transactions related to the foregoing.

“Japanese Receivables Credit Facility” means a credit facility entered into by the Japanese Receivables Subsidiary; provided, that such facility (i) shall not be secured (except that such facility may be secured by receivables and the proceeds thereof of the Japanese Receivables Subsidiary or may have a negative pledge on such receivables), (ii) shall not exceed $50,000,000 in the aggregate at any one time outstanding, (iii) shall not have any obligors other than the Japanese Receivables Subsidiary and (iv) shall have terms that are otherwise customary for facilities of such type.

“Japanese Receivables Subsidiary” means the Subsidiary of the Borrower at any time holding all or substantially all of the accounts receivable owed by Japanese customers of the Borrower and its Subsidiaries.

“Repricing Transaction” means (a) the incurrence by any Loan Party of any Indebtedness, (i) having an effective interest rate margin or weighted average yield (to be determined by the Administrative Agent consistent with generally accepted financial practice, after giving effect to, among other factors, interest rate margins, upfront or similar fees, original issue discount or Eurodollar Rate or Base Rate floors shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are for the account of the arrangers or underwriters or any fluctuations in the Eurodollar Rate or the Base Rate) that is less than the Applicable Rate for, or weighted average yield (to be determined by the Administrative Agent on the same basis) of, the Loans and (ii) the proceeds of which are used to repay, in whole or in part, principal of outstanding Loans and (b) any amendment, waiver or other modification to this Agreement which would have the effect of reducing the Applicable Rate.

“Senior Notes” means the 7.875% Senior Notes due 2017 issued under the Senior Notes Indenture.

“Senior Notes Indenture” means that certain Indenture entered into by the Borrower in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Borrower in connection therewith.

C. Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Spansion Nihon Credit Facility”.

2.02. Optional Prepayments. Section 2.03(a)(i) of the Credit Agreement shall be amended in its entirety to read as follows:

“(i) at any time prior to the first anniversary of the Amendment No. 4 Effective Date; provided, that if the Borrower (x) makes any prepayment of Loans in connection with any Repricing Transaction or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Loans being prepaid (plus all accrued and unpaid interest and breakage costs, if any, payable pursuant to Section 3.05) and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the Loans outstanding immediately prior to such amendment”.

2.03. Mandatory Prepayments. Section 2.03(b) of the Credit Agreement shall be amended as follows:

A. Clause (i) thereof shall be amended by replacing each reference to “1.5 to 1.0” therein with “2.5 to 1.0”.

B. Clause (ii) thereof shall be amended in its entirety to read as follows:

“(ii) Dispositions and Extraordinary Receipts. If any Loan Party or any of its Subsidiaries, after Emergence, (i) Disposes of any property (other than any Disposition of any property permitted by Section 7.05(b), (c), (d), (e), (f) or (h) (but solely with respect to Dispositions of IP Rights and Dispositions of probe cards and other assets to partners, suppliers or subcontractors in connection with the provision of services or products to the Borrower or its Subsidiaries in the ordinary course of business in the case of Section 7.05(h)) in a single or series of related transactions which results in the realization by such Person of Net Cash Proceeds in excess of $5,000,000 per fiscal year or (ii) receives Extraordinary Receipts in excess of $5,000,000 per fiscal year, the Borrower shall prepay an aggregate principal amount of Loans equal to (x) 100% of such Net Cash Proceeds or (y) (1) 75% of such Extraordinary Receipts if the Consolidated Leverage Ratio as of the most recent Measurement Period at the time of receipt of such proceeds was greater than 2.75 to 1.00, (2) 50% of such Extraordinary Receipts if the Consolidated Leverage Ratio as of the most recent Measurement Period at the time of receipt of such proceeds was less than or equal to 2.75 to 1.00 and greater than 2.25 to 1.00, (3) 25% of such Extraordinary Receipts if the Consolidated Leverage Ratio as of the most recent Measurement Period at the time of receipt of such proceeds was less than or equal to 2.25 to 1.00 and greater than 1.75 to 1.00 and (4) 0% of such Extraordinary Receipts if the Consolidated Leverage Ratio as of the most recent Measurement Period at the time of receipt of such proceeds was less than or equal to 1.75 to 1.00, as the case may be, in each case above such threshold amounts promptly following receipt thereof by such Person (such prepayments to be applied as set forth in clause (vii) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition or Extraordinary Receipts described in this Section 2.03(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition or promptly (but in no event no later than ten Business Days) following receipt of such Extraordinary Receipt), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds or Extraordinary Receipts, as the case may be, in operating assets so long as (i) within 270 days after the receipt of such Net Cash Proceeds or Extraordinary Receipts, as the case may be, such purchase shall have been consummated or (ii) within 270 days after the receipt of such Net Cash Proceeds or Extraordinary Receipts such Loan Party has entered into a binding commitment to consummate such purchase and within 365 days after the receipt of such Net Cash Proceeds or Extraordinary Receipts, such purchase shall have been consummated, (in each case as certified by the Borrower in writing to the Administrative Agent); and provided, further, that any Net Cash Proceeds or Extraordinary Receipts not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.03(b)(ii).”

C. Clauses (iii) and (vi) thereof shall be deleted in their entirety and in each case replaced with “[Reserved].”

D. Clause (iv) thereof shall be amended by replacing each reference to (i) “Spansion Nihon Limited” therein with “Japanese Receivables Subsidiary” and (ii) “Spansion Nihon Credit Facility” therein with “Japanese Receivables Credit Facility”.

2.04. Hedging Arrangements. Section 6.18 of the Credit Agreement shall be deleted in its entirety and replaced with “[Reserved].”

2.05. Indebtedness. Section 7.02 of the Credit Agreement shall be amended as follows:

A. Clause (j) thereof shall be amended in its entirety to read as follows:

“(j) subject to the provisions of Section 2.03(b)(iv), Indebtedness incurred by the Japanese Receivables Subsidiary pursuant to a Japanese Receivables Credit Facility;”

B. (i) Clause (l) thereof shall be amended by deleting the word “and” appearing at the end thereof; (ii) clause (m) thereof shall be amended by replacing the period at the end thereof with a semi-colon followed by the word “and”; and (iii) clauses (n) and (o) shall be inserted, immediately following such clause (m), to read as follows:

“(n) Indebtedness under the Senior Notes in an aggregate principal amount of up to $200,000,000 and any refinancings, refundings, renewals or extensions thereof or amendments thereto; provided, that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, extension or amendment except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, (ii) the direct or any contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal, extension or amendment, (iii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewal or extension or amendment of such Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed, extended or amended and (iv) the interest rate applicable to any such refinanced, refunded, renewed, extended or amended Indebtedness does not exceed the then applicable market interest rate; and

(o) Indebtedness of the Borrower or any Subsidiary not otherwise permitted under this Section 7.02 to the extent that immediately before and immediately after giving pro forma effect to any such Indebtedness, (i) no Default shall have occurred and be continuing and (ii) Holdings and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Indebtedness had been incurred as of the first day of the fiscal period covered thereby.”

2.06. Investments. Section 7.03 of the Credit Agreement shall be amended as follows:

A. Clause (c)(iv) thereof shall be amended by replacing the reference to “$25,000,000” therein with “$40,000,000”.

B. Clause (h)(iv) thereof shall be deleted in its entirety and replaced with “[Reserved];”.

C. Clause (i) thereof shall be amended by deleting the word “and” appearing at the end thereof; (ii) clause (j) thereof shall be amended by replacing the period at the end thereof with a semi-colon followed by the word “and”; and (iii) clause (k) shall be inserted, immediately following such clause (j), to read as follows:

“(k) Investments not otherwise permitted under this Section 7.03 not to exceed (i) $25,000,000 at any time outstanding, plus (ii) so long as no Default shall have occurred and be continuing at the time thereof or would result therefrom, additional Investments up to the Available Amount.”

2.07. Dispositions. Section 7.05(h) of the Credit Agreement shall be amended in its entirety to read as follows:

“(h) Dispositions of assets (other than accounts receivable) by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided, that (x) IP Rights Dispositions shall not exceed $250,000,000 in the aggregate, (y) Dispositions other than IP Rights Dispositions and Dispositions covered by clause (z) below shall not exceed the greater of $100,000,000 and 10% of Consolidated Total Assets of the Borrower and (z) Dispositions of probe cards and other assets to partners, suppliers or subcontractors in connection with the provision of services or products to the Borrower or its Subsidiaries in the ordinary course of business shall be permitted in an aggregate amount not to exceed $10,000,000 at any time; provided, further, that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) in the case of Dispositions pursuant to clause (y), at least 75% of the purchase price for such asset shall be paid to the Borrower or such Subsidiary solely in cash.”

2.08. Restricted Payments. Section 7.06 of the Credit Agreement shall be amended as follows: (i) clause (k) thereof shall be amended by deleting the word “and” appearing at the end thereof; (ii) clause (l) thereof shall be amended by replacing the period at the end thereof with a semi-colon followed by the word “and”; and (iii) clause (m) shall be inserted, immediately following such clause (l), to read as follows:

“(m) Restricted Payments by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.06 not to exceed (i) $25,000,000, plus (ii) so long as no Default shall have occurred and be continuing at the time thereof or would result therefrom, additional Restricted Payments up to the Available Amount.”

2.09. Transactions with Affiliates. The second sentence of Section 7.08 of the Credit Agreement shall be amended as follows: (i) clause (a) thereof shall be amended by replacing the word “and” at the end thereof with a semi-colon; (ii) clause (b) thereof shall be amended by replacing the period at the end thereof with a semi-colon followed by the word “and”; and (iii) a clause (c) shall be inserted, immediately following such clause (b), to read as follows:

“(c) the Borrower and its Subsidiaries may consummate the Japanese Restructuring.”

2.10. Burdensome Agreements. Section 7.09(a)(iii) of the Credit Agreement shall be amended by inserting “or Section 7.02(j)” immediately following the reference to “Section 7.02(h)”.

2.11. Financial Covenants. Section 7.11 of the Credit Agreement shall be amended in its entirety to read as follows:

“7.11 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Holdings to be less than 3.50 to 1.0.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio on the last day of any fiscal quarter of Holdings to be greater than 3.00 to 1.0.”

2.12. Capital Expenditures. Section 7.12 of the Credit Agreement shall be amended in its entirety to read as follows:

“7.12 Capital Expenditures. Make, become legally obligated to make or incur any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Subsidiaries $150,000,000 during each fiscal year; provided, that (a) any such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year in an amount not to exceed $40,000,000 in any fiscal year, (b) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above and (c) Capital Expenditures funded with the Net Cash Proceeds of Dispositions shall not be subject to the limitations of this Section 7.12 to the extent reinvested in accordance with Section 2.03(b)(ii).”

2.13. Replacement of Lenders. The first parenthetical in Section 11.13(b) of the Credit Agreement shall be amended in its entirety to read as follows:

“(including any amounts under Section 3.01 or Section 3.05 or, in the case of any such assignment resulting from a Lender that has failed to consent to a proposed amendment or waiver that is a Repricing Transaction at any time prior to the first anniversary of the Amendment No. 4 Effective Date, its ratable portion of the prepayment premium set forth under Section 2.03(a)(i))”.

Section 3. Amendments to the Pledge and Security Agreement. Effective as of the Amendment No. 4 Effective Date (as defined in Section 7 hereof), the Pledge and Security Agreement shall be amended as follows:

3.01. Equipment and Inventory. Section 5.01(i) of the Pledge and Security Agreement shall be amended by inserting the following at the end thereof:

“; provided, that Grantors may make transfers and other dispositions of Collateral permitted under the Credit Agreement.”

Section 4. Consent. Effective as of the Amendment No. 4 Effective Date, the Lenders party hereto agree that the Loan Parties may enter into an amendment to and consent under the Revolving Credit Agreement that is comparable to this Amendment No. 4.

Section 5. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and each of the Lenders that (a) the representations and warranties set forth in Article V of the Credit Agreement and in each Loan Document shall be true and correct in all material respects on and as of the Amendment No. 4 Effective Date with the same effect as though made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects as of such earlier date and (b) no Default or Event of Default exists immediately prior to giving effect to this Amendment No. 4 and no Default or Event of Default shall exist immediately after giving effect to this Amendment No. 4.

Section 6. Confirmation of Loan Documents. Each of the Loan Parties party hereto confirms and ratifies all of its respective obligations under the Credit Agreement as amended hereby and the Loan Documents to which it is a party (including its respective obligations as a Guarantor under the Guaranty) and the Liens granted by it under the respective Loan Documents (as amended hereby).

Section 7. Conditions Precedent to Effectiveness. This Amendment No. 4 shall become effective as of the date (the “Amendment No. 4 Effective Date”) on which each of the following conditions precedent shall have been satisfied as determined by the Administrative Agent in its sole reasonable discretion:

(a) Amendment No. 4. The Administrative Agent shall have received (i) one or more counterparts of this Amendment No. 4 duly executed by the Borrower, the Guarantors and each Lender and (ii) a certificate signed by a Responsible Officer of the

Borrower and each other Loan Party, as of the Amendment No. 4 Effective Date, certifying (x) the truth of the representations and warranties contained in Article V of the Credit Agreement or any other Loan Document in all material respects on and as of the Amendment No. 4 Effective Date with the same effect as though made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects as of such earlier date and (y) that there has been no event or circumstance since December 27, 2009 that has or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect other than as a result of the Cases or as described in the Disclosure Statement or in the Borrower’s filings with the SEC made prior to the Closing Date.

(b) Senior Notes and Amendment Documents. The Administrative Agent shall have received fully executed copies of the Senior Notes Indenture and the amendment to and consent under the Revolving Credit Agreement in substantially final form and substance reasonably satisfactory to the Administrative Agent.

(c) Prepayment of the Loans. The Borrower shall have made a voluntary prepayment of the Loans in an aggregate principal amount equal to the net proceeds from the issuance of Senior Notes (after fees and expenses) and at a price equal to 101% of the principal amount of the Loans being prepaid (the “Prepayment”). The Prepayment shall have been applied to the scheduled principal installments of the Loans on a pro rata basis. For the avoidance of doubt, the Prepayment, as a voluntary prepayment, is not subject to rejection by the Lenders pursuant to Section 2.03(b)(vii) of the Credit Agreement.

(d) Fees. (1) Subject to this Amendment No. 4 being approved by each of the Lenders, the Borrower shall have paid to the Administrative Agent for the account of each Lender which shall have delivered (by facsimile or otherwise) an executed signature page to this Amendment No. 4 on or prior to 5:00 p.m. New York City time on November 2, 2010 an amendment fee equal to 0.50% of the aggregate amount of the Commitment of such Lender outstanding as of the Amendment No. 4 Effective Date after giving effect to the Prepayment (the “Amendment Fee”) in immediately available funds; and

(2) the Agents and the Arrangers (including their respective Affiliates) shall have received from the Borrower payment in immediately available funds of all reasonable out-of-pocket costs and expenses of the Agents and Arrangers (including reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent) accrued and outstanding on the Amendment No. 4 Effective Date, including in connection with this Amendment No. 4, as required by Section 11.04 of the Credit Agreement.

Section 8. Miscellaneous. Except as herein provided, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect. This Amendment No. 4 may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Amendment No. 4 by signing any such counterpart. This Amendment No. 4 shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed as of the date first above written.

BORROWER:

SPANSION LLC, a Delaware limited liability company, on behalf of itself and the Subsidiary Grantors (as defined in the Pledge and Security Agreement)

By:	/s/ Randy W. Furr
Name:	Randy W. Furr
Title:	Executive Vice President and Chief Financial Officer

GUARANTORS:

SPANSION INC., a Delaware corporation, on behalf of itself and the Subsidiary Grantors (as defined in the Pledge and Security Agreement)

By:	/s/ Randy W. Furr
Name:	Randy W. Furr
Title:	Executive Vice President and Chief Financial Officer

SPANSION TECHNOLOGY LLC, a Delaware limited liability company

By:	/s/ Randy W. Furr
Name:	Randy W. Furr
Title:	Executive Vice President and Chief Financial Officer

ACKNOWLEDGED: BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent

By:	/s/ Ritam Bhalla
Name:	Ritam Bhalla
Title:	Vice President

LENDERS:

SIGNATURE PAGES FOR THE REQUIRED LENDERS ON FILE WITH THE ADMINISTRATIVE AGENT